News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media Patrick Van De Wille FD Ashton Partners 312.553.6704 patrick.vandewille@fdashtonpartners.com

Westell Technologies 2nd Quarter Highlights

•     Total revenue of $43.1 million

•     Increased orders for DSL-based gateways bolster Customer Networking Solutions revenue

•     OSPlant Systems announced new orders with a major cable company and energy utility

•     ConferencePlus records stronger than expected results due to an overall increase in corporate conferencing services

•     The Company repurchased 1.4 million shares of stock

Westell Technologies Reports Fiscal Second Quarter 2009 Results

AURORA, IL, October 22, 2008 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today announced results for its fiscal second quarter ending September 30, 2008. Total revenue for the second quarter was $43.1 million compared to $59.4 million in the same quarter last year and $38.1 million reported in the first quarter of fiscal 2009. The decrease from the prior year quarter was primarily due to the previously announced loss of a broadband customer. Net loss during the period was $5.1 million, or $0.07 per diluted share, compared to a net loss of $668,000 or a loss of $0.01 per diluted share in the same quarter of last year and compared to a $5.5 million, or a loss of $0.08 per diluted share in the first quarter of fiscal 2009.

"The improved results during the quarter compared to the prior quarter indicate the inherent value in the Company," said Bernard F. Sergesketter, Westell Chief Executive Officer. "Going forward, our goal is to further unlock this value and capitalize on the strong potential of the sectors in which we operate.”

Customer Networking Solutions (CNS), formerly Customer Networking Equipment (CNE), reported revenue of $17.2 million in the second quarter of fiscal 2009, compared to $32.1 million in the same quarter of last year and $10.7 million reported in the prior quarter. During the quarter, a major customer announced it was running a special campaign to promote its DSL offering. As a result, they increased their orders for ProLine and Versalink DSL gateways. Additionally, although revenue was deferred, the company commenced shipping on orders worth $14 million for its UltraLine Series3 next generation gateway.

OSPlant Systems reported revenue of $14.9 million in the second quarter of fiscal 2009, compared to $14.3 million in same quarter of last year and $14.9 million in fiscal first quarter of 2009. The Company continues to enter new market segments as demonstrated by orders from a major cable company as well as a major energy utility for its SHADE cabinet enclosure and VirtualEdge SwingRack products, respectively. These wins improve the customer diversification of this group.

The Conferencing Services segment revenue decreased to $11.1 million in the second quarter of fiscal 2009 from $13.0 million in the same quarter of last year and $12.5 million in the first quarter of fiscal 2009. The loss of business from one large customer during the fiscal first quarter continued to adversely impact this segment’s results. ConferencePlus experienced a positive increase in business during September compared to expectations as a result of the increased conference calls due to the current economic environment.

Additional News

•	Total cash as of September 30, 2008 was $50.3 million.
•	Cost reduction initiatives initiated in the fiscal second and third quarters of 2009 are expected to generate $4 million in savings annually.

•	On October 12, 2008, Roger Plummer announced his resignation from the Board of Directors, citing the pressing demands of his schedule.

Outlook

For the third quarter of fiscal 2009, Westell expects revenue to be in a range of $53 to $57 million, which equates to a loss of $0.04 to $0.06 per diluted share.

“Our guidance for the upcoming quarter is based on a combination of increased revenues associated with our UltraLine Series3 gateway device and our ongoing cost reduction initiatives,” said Sergesketter. “We continue to focus on opportunities that will maximize our results.”

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s second quarter fiscal 2009 earnings conference call on Thursday, October 23, 9:30 AM ET using its EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference on July 24, simply press *0 for support.

If you do not wish to register, you can participate in the call on October 23rd by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 22970708#. International participants may dial 1-847- 585-4340. The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The replay of the conference can be accessed by dialing 1- 888-843-8996 or 1-630- 652-3044 and entering 7670630#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois, with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “should”, or derivatives thereof and other words of similar meanings are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, an economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2008 under the section Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.
Financial Results

(Dollars in thousands except per share amounts)

	Three Months ended September 30,				Six Months ended September 30,
	2008		2007		2008		2007

Revenues
OSPlant Systems	$ 14,870		$ 14,306		$ 29,752		$ 28,062
CNS	17,150		32,089		27,816		63,186
Services	11,100		13,026		23,610		26,573

Total revenues	43,120		59,421		81,178		117,821

Gross profit
Equipment	8,166		10,236	(1)	15,423		21,372	(1)
Services	4,944		6,098		10,534		12,909

Total gross profit	13,110		16,334		25,957		34,281

Gross margin
Equipment	25.5%		22.1%		26.8%		23.4%
Services	44.5%		46.8%		44.6%		48.6%

Total gross margin	30.4%		27.5%		32.0%		29.1%

Operating expenses
Sales & marketing	6,391		6,916		12,880		11,442	(2)
As a percentage of revenue	14.8%		11.6%		15.9%		9.7%

General & administrative	6,067	(3)	5,096	(4)	11,552	(3)	10,254	(4)
As a percentage of revenue	14.1%		8.6%		14.2%		8.7%

Research & development	5,487		5,388		11,121		11,126
As a percentage of revenue	12.7%		9.1%		13.7%		9.4%

Restructuring (5)	2		286		(56)		4,143
As a percentage of revenue	0.0%		0.5%		-0.1%		3.5%

Intangibles amortization	458		457		917		913
As a percentage of revenue	1.1%		0.8%		1.1%		0.8%

Total operating expenses	18,405		18,143		36,414		37,878
As a percentage of revenue	42.7%		30.5%		44.9%		32.1%

Operating loss	(5,295)		(1,809)		(10,457)		(3,597)

Other income	219		924		566		1,903
Interest expense	(2)		-		(2)		(2)

Loss before minority interest and taxes		(5,078)		(885)	(9,893)		(1,696)

Income taxes		48	(6)	(326)	75	(6)	(587)

Minority interest		7		48	43		111

Loss from continuing operations		(5,133)		(607)	(10,011)		(1,220)

Gain/(Loss) discontinued operations net of tax benefit
of $0,$36,$0 and $213, respectively.(7)		24		(61)	(619)		(364)

Net loss		$ (5,109)		$ (668)	$ (10,630)		$ (1,584)

Net loss per common share:
	Basic	$ (0.07)		$ (0.01)	$ (0.15)		$ (0.02)
	Diluted	$ (0.07)		$ (0.01)	$ (0.15)		$ (0.02)

Average number of common
shares outstanding:
	Basic	70,518		70,321	70,620		70,223
	Diluted	70,518		70,321	70,620		70,223

Footnotes:

(1)	Accelerated depreciation in the amount of $598,000 and $1.1 million were recorded on manufacturing equipment in the three and six months periods, respectively.
(2)	The Company recorded a $3.3 million gain relating to a vendor settlement and $600,000 in associated expenses for a net gain of $2.7 million.
(3)	Includes $472,000 of serverance and $840,000 of stock based compensation expense related to the accelerated vesting of restricted stock, both for the former CEO.
(4)	The Company recorded $552,000 and $1.1 million of consulting costs related to the implementation of the outsourcing strategy in the three and six months periods, respectively.
(5)	Reorganization costs are for serverance and related costs resulting from the outsourcing strategy.
(6)	The Company is providing a valuation allowance on deferred tax assets.
(7)	The Company discontinued the operations of it's Westell Limited entity located in the United Kingdom.

Westell Technologies, Inc.
Financial Results (continued)
(Dollars in thousands)

	September 30,		March 31,
	2008		2008

Cash and short term investments	50,318		68,349
Accounts receivable	19,077		19,498
Inventory	26,272		17,897
Total current assets	99,215		108,748
Goodwill and intangibles	9,206		9,479
Total assets	124,836		134,227
Total current liabilities	30,218	(1)	29,685
Total liabilities and minority interest	41,811		40,733
Shareholders' equity	83,025		93,494

Days sales outstanding	40		39

(1) Includes $2.7 million of deferred revenue for Ultraline Series3 and wireless router products